UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2013
U.S. CONCRETE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-34530 (Commission File Number)	76-0586680 (I.R.S. Employer Identification No.)

331 N. Main Street
Euless, Texas 76039
(Address of principal executive offices, including ZIP code)

(817) 835-4105
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 15, 2013, at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Concrete, Inc. (the “Company”), the Company’s stockholders approved the U.S. Concrete, Inc. Long Term Incentive Plan (the “Plan”).
Purpose.    The purpose of the Plan is to provide a means to enhance the Company’s growth by attracting and retaining employees, directors and consultants through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company’s common stock. The Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the Company’s welfare and their desire to remain in the Company’s employ. The Plan provides for the grant of a variety of awards (collectively referred to as “Awards”), including but not limited to: incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units.
Administration.    The board of directors (the “Board”) of the Company has appointed the Compensation Committee of the Board (the “Committee”) to administer the Plan. Unless otherwise limited by the Plan or Rule 16b-3 of the Securities Exchange Act of 1934, the Committee has broad discretion to administer the Plan, interpret its provisions, and adopt policies for implementing the Plan.
Shares of Common Stock Subject to the Plan.    The maximum aggregate number of shares of the Company’s common stock that may be granted for any and all Awards under the Plan may not exceed 460,000 shares. In addition to this number of shares, the number of shares of the Company’s common stock available for future awards under the U.S. Concrete, Inc. Management Equity Incentive Plan (the “2010 Plan”) as of the Plan’s effective date, plus any shares subject to awards under the MEIP that are forfeited or terminated, expire unexercised, are settled in cash in lieu of common stock, or are exchanged or withheld as full or partial payment of the exercise price or tax withholding upon exercise or payment of any award under the MEIP, will also be available for the grant of Awards under the Plan.
Change in Control. Upon the occurrence of a change in control (as such term is defined in the Plan), the Committee will adjust outstanding options and stock appreciation rights as it determines appropriate in its sole discretion, which adjustments may vary among Participants and among Awards, and may include: (i) acceleration of the exercisability of such Awards so that options and stock appreciation rights may be exercised in full for a limited period of time on or before a specified date, following which all unexercised options and stock appreciation rights will terminate, or (ii) requiring the mandatory surrender of some or all outstanding options and stock appreciation rights as of a specified date, and the cancellation of such options and stock appreciation rights in exchange for a payment for each share of common stock subject to the Awards equal to (a) the excess, if any, of the fair market value or, if applicable, the price per share offered or distributed in connection with the change in control, over (b) the exercise price of the Award.
Amendment and Termination. Without stockholder consent, the Board may at any time and from time to time amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan; provided, that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of the participant under any previously granted and outstanding Award. An amendment or alteration to the Plan, including any increase in share limitation, will be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if stockholder approval is required by any federal or state law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted; provided, however, that the Board may otherwise, in its discretion, decide to submit other changes to stockholders for approval.
A description of the other terms and conditions of the Plan is provided under “Proposal No. 3 – Approval of Adoption of the U.S. Concrete, Inc. Long Term Incentive Plan” in the Company’s definitive proxy statement for the Annual Meeting (File No. 001-34530) filed with the Securities and Exchange Commission on April 5, 2013. The foregoing description is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated into this Current Report on Form 8-K by reference.
Item 9.01
(d) Exhibits
Exhibit No.     Exhibit
10.1    U.S. Concrete, Inc. Long Term Incentive Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
U.S. CONCRETE, INC.
Date: May 15, 2013    By:    /s/ William M. Brown
William M. Brown

Senior Vice President and Chief Financial Officer

Exhibit Index
Exhibit No.    Exhibit
10.1    U.S. Concrete, Inc. Long Term Incentive Plan